Exhibit 99.1 Contact Stefanie Murphy Date July 1, 2014 Telephone +1 312 228 2121 Email stefanie.murphy@lasalle.com Jones Lang LaSalle Income Property Trust Acquires Long-term Leased Warehouse in Charlotte, NC, Distribution Hub Chicago (July 1, 2014) – Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX) (NASDAQ: ZIPTMX), an institutionally-managed, non-listed, daily valued perpetual life REIT, today announced it acquired Charlotte Distribution Center. The 346,500 square foot warehouse is 100 percent leased to Michelin North America, Inc. for over 14 years with 2.25 percent annual rent increases. The purchase price was approximately $25.5 million with an estimated capitalization rate based on purchase price of 6 percent. With a population growth rate of more than 35 percent since 2000, Charlotte supports a thriving business district and is home to more than 270 Fortune 500 Companies representing a diverse group of industries including banking, manufacturing, healthcare and energy. The sixth busiest passenger airport in North America and a recently completed state-of-the-art rail intermodal facility service its 2.3 million residents. The investment offers Jones Lang LaSalle Income Property Trust stable cash flow and added exposure to the eastern US real estate market, increasing the geographic diversification of the portfolio. “Our strategy remains to further grow and diversify the portfolio in terms of tenant mix, property type and geographic location.” commented Allan Swaringen, President and CEO of Jones Lang LaSalle Income Property Trust. “Charlotte Distribution Center is a very strong addition to the portfolio in terms of all of these diversifiers. With this acquisition, we stand at the half-year mark having already completed five new investments totaling more than $135 million in higher-quality, core properties that enhance the value of our portfolio and bring our total assets to over $900 million”. Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on Jones Lang LaSalle Income Property Trust, please visit our website at www.jllipt.com. ### About Jones Lang LaSalle Income Property Trust (NASDAQ: ZIPTAX) (NASDAQ: ZIPTMX) Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group and advisor to Jones Lang LaSalle Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $50 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.